                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               CASE CORPORATION
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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CASE CORPORATION LOGO
CASE CORPORATION
700 STATE STREET
RACINE, WISCONSIN 53404

April 4, 1997

Dear Stockholder:

You are cordially invited to attend the 1997 Annual Meeting of Stockholders which will begin at 9:00 a.m. on Wednesday, May 14, 1997. The meeting will be held at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin. The formal Notice of Meeting and Proxy Statement containing further information about the meeting are on the following pages.

The primary business of the meeting will be to elect directors for the coming year and to approve the selection of independent public accountants. We will also express our thanks to Mark Andrews, who is retiring from Case's Board of Directors, and welcome two director nominees who recently joined Case's Board, namely Pei-yuan Chia and Thomas R. Hodgson. These nominees possess outstanding credentials and provide added expertise and global perspective to our Board. Finally, at the meeting, we will also report to you on our 1996 performance and look ahead at 1997.

Case had another outstanding year in 1996. In addition to achieving superior financial performance, we also completed several acquisitions, joint ventures and new product introductions that add new growth potential going forward. The accompanying copy of our 1996 Annual Report gives a more complete picture of our performance.

Your vote at the meeting is important no matter how many shares you own. To ensure that your shares will be voted, please sign and date the enclosed Proxy/Voting Instruction Card and return it promptly in the accompanying envelope. You are encouraged to specify your choices on matters to be voted upon. However, it is not necessary to specify any choice if you wish to vote in accordance with the recommendations of the Board of Directors. I hope that you will be able to attend the meeting. If you do, you may vote your stock in person even though you have returned a card.

If you have any questions about the matters being voted upon or require assistance in completing your Proxy/Voting Instruction Card, contact Bryan Kneeland in Investor Relations at 414/636-5390.

Very truly yours,

ROSSO SIG
Jean-Pierre Rosso
Chairman, President and
Chief Executive Officer

                             CASE CORPORATION LOGO

                                CASE CORPORATION
                                700 State Street
                            Racine, Wisconsin 53404
                                 (414) 636-6011

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 1997

To the Stockholders of Case Corporation:

     The Annual Meeting of Stockholders of Case Corporation will be held at the Roma Lodge, 7130 Spring Street, Racine, Wisconsin, on Wednesday, May 14, 1997, at 9:00 a.m., Racine time, for the purpose of considering and voting upon:

     1. The election of a Board of Directors to serve until the next Annual Meeting and until their successors are elected and have qualified,

     2. The appointment of Arthur Andersen LLP as independent public accountants for the year 1997, and

     3. Such other matters as may properly come before the meeting.

     The close of business on March 21, 1997, has been fixed as the record date for determination of common stockholders entitled to notice of and to vote at such Annual Meeting. A list of such stockholders will be maintained and open for examination by any stockholder, for any purpose germane to the meeting, during regular business hours at the above address of the Corporation for ten days prior to the meeting.

                                            By order of the Board of Directors

                                                    RICHARD S. BRENNAN
                                                        Secretary

Racine, Wisconsin
April 4, 1997

                             CASE CORPORATION LOGO

                                CASE CORPORATION
                                700 State Street
                            Racine, Wisconsin 53404
                                 (414) 636-6011

                                PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 1997

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Case Corporation ("Case" or the "Corporation") of proxies for use at the 1997 Annual Meeting of Stockholders of the Corporation to be held on May 14, 1997, and any adjournments thereof. This Proxy Statement and accompanying Proxy/Voting Instruction Card ("Proxy") are first being sent to stockholders on or about April 4, 1997.

     Only common stockholders of record on the books of the Corporation at the close of business on March 21, 1997 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Each such stockholder will be entitled to one vote per share. There were outstanding at the close of business on the Record Date 74,205,025 shares of common stock of the Corporation (the "Common Stock"). The presence in person or by Proxy of the holders of shares of Common Stock representing a majority of all outstanding shares of Common Stock entitled to vote will constitute a quorum. Votes cast in person or by Proxy will be tabulated by inspectors of election appointed for the Annual Meeting who will determine whether a quorum is present.

                      -----------------------------------
                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     The Board of Directors has fixed the number of directors to be elected at nine, each of whom is to serve for a term to expire at the 1998 Annual Meeting of Stockholders and until a successor is duly elected and qualified. Mr. Mark Andrews, a director of the Corporation since June 1994, is not standing for reelection.

     Unless authority is withheld in accordance with instructions on the Proxy, the persons named as proxies in the Proxy, or their substitutes, will vote for the following nominees for director, each of whom has been designated as such by the Board of Directors. If, for any reason not presently known, any of the nominees is not available for election, a Proxy may be voted for another person selected by the Board of Directors or the size of the Board of Directors may be reduced. Holders of the Proxies may also vote for fewer than nine nominees if, in the judgment of the Proxy holders, such action is necessary or desirable. Directors are elected by the affirmative vote of the holders of a plurality of the shares present, in person or by Proxy, and authorized to vote on the matter, with the result that votes withheld will not affect the outcome of an election.

     The following information, including age and principal occupation for the last five years, has been furnished by the respective nominees. All of the following nominees are presently serving as members of the Corporation's Board of Directors.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                          FOR THE FOLLOWING NOMINEES:

Pei-yuan Chia                PEI-YUAN CHIA                      DIRECTOR  SINCE MARCH 1997
[Photo]                      58, served as Vice Chairman of Citicorp, a global financial services company, and its principal subsidiary, Citibank,
                             N.A., between 1994 and 1996, where he headed its global
                             consumer business since 1992 and had added responsibility as the senior customer and government contact for Asia. Mr.
                             Chia became a director of Citicorp and Citibank in 1993,
                             retiring from those directorates and his Vice Chairman
                             positions in 1996. He is presently a director of American
                             International Group, Inc. and Baxter International Inc.

Jeffery T. Grade             JEFFERY T. GRADE                   DIRECTOR SINCE AUGUST 1995
[Photo]                      53, Chairman and Chief Executive Officer of Harnischfeger
                             Industries, Inc., which is engaged in the manufacture of
                             mining and material-handling equipment and paper-making
                             machinery, since 1993. He previously served as President and
                             Chief Executive Officer of Harnischfeger from 1992 to 1993 and President and Chief Operating Officer from 1986 to 1992.
                             In addition to Harnischfeger, Mr. Grade is also a director of Coeur D'Alene Mines Corporation and Measurex Corporation.

Thomas R. Hodgson            THOMAS R. HODGSON                  DIRECTOR SINCE MARCH 1997
[Photo]                      55, President and Chief Operating Officer of Abbott
                             Laboratories, a global diversified health care products
                             company, since 1990. He joined Abbott in 1972, becoming an
                             Executive Vice President in 1985. Mr. Hodgson has also
                             served as a director of Abbott since 1985.

Katherine M. Hudson          KATHERINE M. HUDSON                DIRECTOR SINCE MARCH 1996
[Photo]                      50, President, Chief Executive Officer and a director of
                             W.H. Brady Co., a manufacturer of coated films and
                             industrial products, since January 1994. Prior to assuming her position with that company, she was Vice President and
                             General Manager of the Professional, Printing and Publishing
                             Imaging Division of Eastman Kodak Company, which is engaged primarily in developing, manufacturing, and marketing
                             consumer and commercial imaging products, since 1991, and
                             Chief Information Officer of that company from 1988 through
                             1991. Ms. Hudson is also a director of Apple Computer, Inc.

Dana G. Mead Photo           DANA G. MEAD                       DIRECTOR SINCE APRIL 1994
                             61, Chairman, Chief Executive Officer and a director of
                             Tenneco Inc., a diversified industrial company, and has
                             served as an executive officer of that company since April
                             1992 when he joined Tenneco Inc. as Chief Operating Officer.
                             He became President of Tenneco Inc. in May 1992 and was
                             elected to the additional positions of Chief Executive
                             Officer and Chairman of Tenneco Inc. in February 1994. Mr.
                             Mead was Chairman of the Corporation from its incorporation in April 1994 until March 1996. He was Chairman of Tenneco
                             Equipment Corporation, the Corporation's predecessor, from
                             September 1992 through June 1994, and Chief Executive
                             Officer of that company from September 1992 until April
                             1994. Prior to joining Tenneco Inc., Mr. Mead served as an
                             Executive Vice President of International Paper Company, a
                             manufacturer of container board and other paper products,
                             since 1988, and served as Senior Vice President of that
                             company from 1981. He is also a director of Baker Hughes
                             Incorporated, Unisource Worldwide Inc., Textron Inc. and
                             Newport News Shipbuilding Inc.

Gerald Rosenfeld Photo       GERALD ROSENFELD                   DIRECTOR SINCE JUNE 1994
                             50, Managing Director of Lazard Freres & Co. LLC, an
                             investment banking firm, since 1992. Prior to that time, he was a Managing Director and Group Head at Bankers Trust
                             Securities Inc., an investment banking firm, since 1988.

Jean-Pierre Rosso Photo      JEAN-PIERRE ROSSO                  DIRECTOR SINCE APRIL 1994
                             56, Chairman, President and Chief Executive Officer of the
                             Corporation since March 1996. Prior thereto, he served as
                             its President and Chief Executive Officer since joining the
                             Corporation in April 1994. Prior to April 1994, Mr. Rosso
                             was President of the Home and Building Control business of
                             Honeywell Inc., a producer of advanced technology products, since 1992 and served as President of that company's
                             European operations from 1987 through 1991. Mr. Rosso is
                             also a director of ADC Telecommunications, Inc., Crown Cork
                             & Seal Company, Inc., Inland Steel Industries, Inc. and its
                             subsidiaries, Inland Steel Company and Ryerson Tull, Inc., and Principal Mutual Life Insurance Company.

Theodore R. Tetzlaff         THEODORE R. TETZLAFF               DIRECTOR SINCE APRIL 1994
  Photo                      53, Partner in the law firm of Jenner & Block, Chicago, for more than five years. Mr. Tetzlaff is also General Counsel of Tenneco Inc., serving in that capacity since July 1992.
                             He is also a director of Continental Materials Corp. and a
                             Commissioner of the Public Building Commission of Chicago.

Thomas N. Urban Photo        THOMAS N. URBAN                    DIRECTOR SINCE AUGUST 1995
                             62, Visiting Professor at the Harvard Graduate School of
                             Business Administration since August 1995. Prior thereto,
                             Mr. Urban served as Chairman of the Board of Directors of
                             Pioneer Hi-Bred International, Inc., which is engaged in the development and sale of hybrid and varietal seeds, from
                             January 1984 to December 1996, as Chief Executive Officer
                             from 1981 to August 1995, and as President from 1979 until
                             1981. He continues to serve as a director of Pioneer Hi-Bred
                             International, Inc., as well as a director of the Equitable of Iowa Companies and Sigma Aldrich Corporation.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1996, the Board of Directors held six meetings. All directors, except Mr. Mead, attended 75% or more of the aggregate number of meetings of the Board of Directors, and of the committees of the Board on which the director was assigned, during the time they served.

     There are three standing committees of the Board of Directors, which have the following members, and the responsibilities and authority described below.

     Mr. Andrews, Ms. Hudson, Mr. Rosenfeld and Mr. Urban serve as members of the Audit Committee of the Board of Directors. Mr. Andrews acts as Chairman of the Committee. The Audit Committee has the responsibility, among other things, to (i) recommend the selection of the Corporation's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of the Corporation's basic accounting system and the effectiveness of the Corporation's internal audit plan and activities, (iv) review with management and the independent public accountants the Corporation's financial statements which are the subject of the independent public accountants' certification, (v) exercise general oversight over the Corporation's financial reporting process, (vi) review litigation and other legal matters that may affect the Corporation's financial condition, and (vii) monitor compliance with the Corporation's business ethics and other policies. The Audit Committee met three times during 1996.

     Mr. Andrews, Mr. Grade, Mr. Rosenfeld and Mr. Tetzlaff serve as members of the Compensation Committee of the Board of Directors. Mr. Rosenfeld acts as Chairman of the Committee. The Compensation Committee has the responsibility, among other things, to (i) establish the salary rates of executive officers of the Corporation, (ii) examine periodically the compensation structure of the Corporation, (iii) administer the incentive and deferred compensation plans of the Corporation, and (iv) make recommendations to the Board of Directors concerning long-term plans for executive compensation. The Compensation Committee met four times during 1996. A subcommittee of the Compensation Committee, the Equity Committee, comprised of Messrs. Andrews and Grade, was established in December 1996 and given the responsibility of making stock option grants, stock awards and other equity-based awards pursuant to the Corporation's Equity Incentive Plan to officers of the Corporation that are subject to Section 16 of the Securities Exchange Act of 1934, as amended. The Equity Committee did not meet during 1996.

     Mr. Grade, Ms. Hudson, Mr. Mead and Mr. Urban serve as members of the Nominating Committee of the Board of Directors. Mr. Urban acts as Chairman of the Committee. The Nominating Committee has the responsibility, among other things, to (i) identify, with the direct input of the Chairman of the Board and the Chief Executive Officer, possible candidates to serve as non-employee directors of the Corporation in accordance with the guidelines and criteria set forth in the Corporation's Governance Guidelines, (ii) aid in attracting qualified candidates to serve as non-employee directors, (iii) review, in consultation with the Chief Executive Officer and the Chairman of the Board, each director's continuation on the Board at regular intervals to be determined by the Nominating Committee, (iv) assess annually the Board's performance as provided in the Corporation's Governance Guidelines, (v) review, assess and make recommendations to the Board regarding the size and composition of the Board, and (vi) have such other duties and exercise such other authority as may be provided in the Governance Guidelines or as may be assigned to it from time to time by the Board. The Nominating Committee met once during 1996.

     A stockholder may recommend to the Nominating Committee persons as potential nominees for director by submitting the names of such persons in writing to the Secretary of the Corporation.

     A stockholder may directly nominate persons for election to the Board of Directors if the stockholder submits such nomination, together with related information required by the Corporation's By-Laws, in writing to the Secretary of the Corporation not less than 50 days nor more than 75 days prior to the date of any annual meeting of stockholders; provided, however, that in the event that less than 65 days' notice or public disclosure of the date of the annual meeting is given or made to stockholders, a stockholder's notice will be timely if received not later than the close of business on the 15th day after the day on which such notice or public disclosure was given or made.

COMPENSATION OF DIRECTORS

     Directors who are salaried officers of the Corporation or of any of its subsidiaries do not receive any compensation for service as a director or a member of any committee of the Board of Directors. For the term expiring at the 1997 Annual Meeting, all other directors are each being paid an annual retainer fee of $24,000 and an attendance fee of $1,000 plus expenses for each meeting of the Board of Directors and each committee meeting attended. Each director who serves as a committee chair is paid an additional fee of $4,000 per committee chair held. Beginning with the term expiring at the 1998 Annual Meeting, the retainer fee has been increased to $28,000 per annum.

     Pursuant to the Outside Directors' Equity Compensation Plan, directors' annual retainer fees and committee chair fees will be paid on a quarterly basis, on the last day of each plan year quarter, by delivering to the director shares of Common Stock representing 25% of the annual retainer and committee chair fees to which such director is entitled for the year. Directors may irrevocably elect prior to the annual meeting of stockholders to have up to 50% of such fees paid in cash. Individuals becoming or ceasing to be directors between annual meetings of the stockholders will be paid such retainer fees and chair fees, if any, on a pro rata basis.

     On the date of each annual meeting of stockholders, each outside director will receive an option to purchase 1,000 shares of Common Stock at a purchase price per share equal to the fair market value of Common Stock on the date of grant. Any individual becoming a director between annual meetings of the stockholders will receive an option to purchase a pro rata portion of 1,000 shares of Common Stock, based on the date of such appointment, with an exercise price equal to the fair market value on the date of such appointment. Such option will remain in effect for ten years after the date of grant (or, if earlier, six months after the date an individual ceases to be an outside director) and will vest and become exercisable three years after the date of grant (or, if earlier, in the case of options which have been outstanding for at least six months, on the date the individual ceases to be an outside director, unless such individual has been removed by the stockholders for cause). If a director ceases to serve in such capacity because of death or disability, then the options granted to that director will become exercisable for a six-month period.

                         ------------------------------
                                STOCK OWNERSHIP
DIRECTORS AND EXECUTIVE OFFICERS

     At March 25, 1997, the number of shares of Common Stock and Cumulative Convertible Second Preferred Stock of the Corporation beneficially owned by (i) each director and the executive officers whose names are set forth in the Summary Compensation Table herein, and (ii) all directors and executive officers as a group, were as follows:

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                                                                      NUMBER OF SHARES AND
                                                                 NATURE OF BENEFICIAL OWNERSHIP
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                                                                                   CUMULATIVE
                                                                 COMMON        CONVERTIBLE SECOND
                                                                STOCK(1)       PREFERRED STOCK(2)
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DIRECTORS
Mark Andrews................................................      3,614                  --
Pei-yuan Chia...............................................      1,000                  --
Jeffery T. Grade............................................        424                  --
Thomas R. Hodgson...........................................      1,000                  --
Katherine M. Hudson.........................................        792                  --
Dana G. Mead................................................      1,336                  --
Gerald Rosenfeld............................................      1,592                  --
Jean-Pierre Rosso...........................................     93,406              20,500
Theodore R. Tetzlaff........................................      3,336                  --
Thomas N. Urban.............................................      1,718                  --

EXECUTIVE OFFICERS
Steven G. Lamb..............................................     34,935               5,000
Theodore R. French..........................................     27,734               4,000
Richard M. Christman........................................     20,714               3,000
Richard S. Brennan..........................................      3,000                  --

All directors and executive officers as a group.............    194,601              32,500
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(1) Each director and executive officer has sole voting and investment power over the shares beneficially owned as set forth in this column, except for shares which are restricted and held by the Corporation on behalf of directors and executive officers under the Corporation's Equity Incentive Plan which were 54,481 shares, 23,482 shares, 20,927 shares, 7,045 shares, 1,000 shares and 106,935 shares for Messrs. Rosso, Lamb, French, Christman, Brennan and all directors and executive officers as a group, respectively, and shares subject to options that are exercisable for shares of Common Stock within sixty days of March 25, 1997, which were 25,100 shares, 9,100 shares, 5,100 shares, 10,366 shares, 1,000 shares and 50,666 shares for Messrs. Rosso, Lamb, French, Christman, Brennan and all directors and executive officers as a group, respectively. The percent of the class of Common Stock owned by each director and each executive officer and by all executive officers and directors as a group was less than 1%.

(2) The shares set forth in this column are restricted and held under the Corporation's Equity Incentive Plan. These non-voting shares, each of which is convertible into 2.2883 shares of the Corporation's Common Stock, comprise 86.7% of the Corporation's Cumulative Convertible Second Preferred Stock. Messrs. Rosso, Lamb, French and Christman own 54.7%, 13.3%, 10.7%, and 8.0%, respectively, of the Corporation's Cumulative Convertible Second Preferred Stock.

     As of March 25, 1997, no director or executive officer owned any of the Corporation's Series A Cumulative Convertible Preferred Stock.

OTHER STOCK OWNERSHIP

     At March 25, 1997, the companies named below were the only persons known by the Corporation to be beneficial owners of five percent or more of the Corporation's Common Stock:

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                    NAME AND ADDRESS OF                        NUMBER OF         PERCENT OF
                      BENEFICIAL OWNER                        SHARES OWNED         CLASS
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FMR Corp.(1)................................................   11,022,443          14.96%
  82 Devonshire Street
  Boston, MA 02109
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Wellington Management Company, LLP(2).......................    4,564,000           6.22%
  75 State Street
  Boston, MA 02109
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(1) Information with regard to FMR Corp. is based solely on a Schedule 13G, dated February 14, 1997, containing information as of December 31, 1996. This number represents the aggregate number of shares beneficially owned by FMR Corp., including Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., which is the beneficial owner of 10,372,440 shares of the Corporation's Common Stock or approximately 14.08% of the class of Common Stock, and Fidelity Magellan Fund, which is the beneficial owner of 6,598,400 shares of the Corporation's Common Stock or approximately 8.96% of the class of Common Stock. FMR Corp. has the sole power to vote or direct the vote of 411,604 shares and sole power to dispose or direct the disposition of 11,022,443 shares.

(2) Information with regard to Wellington Management Company, LLP ("WMC") is based solely on a Schedule 13G, dated January 24, 1997, containing information as of December 31, 1996. The securities as to which such
    Schedule 13G is filed by WMC, in its capacity as investment advisor, are owned of record by clients of WMC. Those clients, including Vanguard/Windsor Fund, Inc., have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds of the sale of, such securities. WMC, in its capacity as investment adviser, is deemed to beneficially own 4,564,000 shares, or 6.22% of the Corporation's Common Stock, because of WMC's shared power to dispose or to direct the disposition of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-ten-percent shareholders also are required by rules promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such Section 16(a) forms furnished to the Corporation, and certain written representations received by the Corporation from reporting persons indicating that no other reports were required, the Corporation has determined that no such reporting persons failed to file such Section 16(a) forms on a timely basis for 1996, except that Messrs. Rosso, Lamb, French and Christman each inadvertently failed to file a Form 5 to report one transaction occurring in 1994 in which they each were granted an option to acquire 100 shares of the Corporation's Common Stock. Additionally, Mr. Andrews inadvertently failed to file four Form 4 reports and a single Form 5 report for five transactions that occurred during 1995 and 1996 in which he acquired, in the aggregate, 16 shares of the Corporation's Common Stock in connection with the reinvestment of dividends paid on his Common Stock of the Corporation through an arrangement with his broker.

                 ----------------------------------------------
                         EXECUTIVE OFFICER COMPENSATION

     On June 23, 1994, the Corporation acquired through a reorganization (the "Reorganization") the farm and construction equipment business of Tenneco Equipment Corporation, a wholly-owned subsidiary of Tenneco Inc. ("Tenneco"). Immediately prior to the Reorganization, Messrs. Rosso, Lamb, French and Christman were employees of Tenneco Equipment Corporation, and all compensation was paid by that company under plans and programs administered by it or Tenneco. Accordingly, compensation for those executive officers reflected in the following tables for 1994, until the time of the Reorganization, was paid by Tenneco or Tenneco Equipment Corporation. A result of the Reorganization was for those executive officers to become employees of the Corporation, and the compensation for those executive officers reflected in the following tables for 1994 following the Reorganization, 1995 and 1996 was paid by the Corporation.

SUMMARY COMPENSATION TABLE

     The following table sets forth the remuneration paid by the Corporation (and, if applicable, Tenneco Equipment Corporation, the Corporation's predecessor prior to the Reorganization) for services rendered by its Chairman, President and Chief Executive Officer and each of its four other most highly compensated executive officers during 1996 for the years indicated.

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                                                                                          LONG-TERM
                                                  ANNUAL COMPENSATION                COMPENSATION AWARDS
                                        ---------------------------------------   --------------------------
                                                                     OTHER        RESTRICTED    SECURITIES
            NAME AND                                                ANNUAL          STOCK       UNDERLYING        ALL OTHER
       PRINCIPAL POSITION        YEAR    SALARY     BONUS(1)    COMPENSATION(2)   AWARDS(3)    OPTIONS(#)(4)   COMPENSATION(5)
------------------------------------------------------------------------------------------------------------------------------
Jean-Pierre Rosso............... 1996   $700,008   $1,283,333     $   81,974      $1,337,500       75,000          $81,067
  Chairman, President            1995    638,760      699,900        224,430         850,000       75,000           32,753
  and Chief Executive            1994    332,142      500,000      1,098,908       1,951,910      420,100           33,390
  Officer
Steven G. Lamb.................. 1996    439,375      466,667        474,116         535,000       20,000           15,450
  Executive Vice                 1995    366,739      350,000        382,889         425,000       27,000           11,271
  President and Chief            1994    222,084      409,380(6)     322,764         387,176      236,100           25,558
  Operating Officer
Theodore R. French.............. 1996    314,500      320,000        110,024         535,000       15,000           14,056
  Senior Vice President          1995    265,264      296,660          6,338         425,000       23,000           12,459
  and Chief Financial            1994    192,792      200,000        193,316         296,807      214,100           22,378
  Officer
Richard M. Christman............ 1996    259,008      169,125         33,581         171,200        6,800           36,176
  Senior Vice President          1995    250,017      252,979         10,844         136,000       64,800           15,749
                                 1994    221,823      208,900        151,693         256,496      164,100           25,050

Richard S. Brennan.............. 1996    309,000      100,000             --          53,500        3,000               --
  General Counsel                1995    262,500      100,000             --              --       28,000               --
  and Secretary
------------------------------------------------------------------------------------------------------------------------------

(1) Includes the value of shares received pursuant to a program of the Corporation which permits eligible officers to exchange all or a portion of their annual cash bonus for shares of Common Stock equal in value to 133 1/3% of the foregone cash award, which were subject to restrictions on dispositions for six months. Pursuant to the program, Messrs. Rosso, Lamb, French and Christman exchanged $550,000, $200,000, $60,000 and $12,375 of cash bonus, respectively, in 1996, and Messrs. Rosso, French and Christman exchanged $300,000, $20,000 and $60,000 of cash bonus, respectively, in 1995.

(2) Includes (i) during 1996: for Mr. Rosso, $25,379 in family benefits and $26,015 in reimbursement for certain taxes; for Mr. Lamb, $161,494 in relocation expenses and $121,465 in reimbursement for certain taxes; for Mr. French, $55,329 in relocation expenses and $35,049 in reimbursement for certain taxes; and for Mr. Christman, $14,152 in reimbursement for certain taxes; (ii) during 1995: for Mr. Rosso, $27,197 in family benefits, $44,716 in membership dues and $118,508 in reimbursement for certain taxes; for Mr. Lamb, $94,770 in relocation expenses and $18,738 in reimbursement for certain taxes; and for Messrs. French and Christman, respectively, $6,338 and $10,844 in reimbursement for certain taxes; and (iii) during 1994: for Mr. Rosso, $32,963 in relocation expenses, $26,177 in family benefits and $994,368 in reimbursement for certain taxes; and for Messrs. Lamb, French, and Christman, respectively, $322,764, $193,316, and $151,693 in reimbursement for certain taxes.

(3) The amount for 1996 and 1995 is based on the number of shares of restricted Common Stock awarded and the closing price per share of Common Stock on the date of the grant. Dividends will be paid on the restricted shares of Common Stock held by each individual. In 1994, restricted stock awards include shares of the Corporation's Common Stock, the Corporation's Cumulative Convertible Second Preferred Stock and the common stock of Tenneco. The holdings of restricted stock, as of December 31, 1996, are: (i) for Messrs. Rosso, Lamb, French, Christman and Brennan, 45,210, 20,111, 20,095, 6,848 and 1,000 shares of the Corporation's Common Stock, respectively; and (ii) for Messrs. Rosso, Lamb, French and Christman, 20,500, 5,000, 4,000 and 3,000 shares of the Corporation's Cumulative Convertible Second Preferred Stock, respectively. The aggregate value of restricted stock held at December 31, 1996, for each of the named executive officers, based on the closing price of the Corporation's Common Stock of $54.50 per share (as reported on the New York Stock Exchange Composite Tape), and a share price of $124.71 for the Cumulative Convertible Second Preferred Stock (based on the greater of the $50 per share stated value of such stock on December 31, 1996 or the conversion of such stock into 2.2883 shares of the Corporation's Common Stock at the closing price of Common Stock on December 31, 1996) for Messrs. Rosso, Lamb, French, Christman and Brennan was $5,020,500, $1,719,600, $1,594,018, $747,346 and $54,500, respectively.

(4) In 1994, this amount includes non-qualified stock options to purchase 20,000, 6,000, 4,000 and 4,000 shares of Tenneco common stock awarded under the 1994 Tenneco Inc. Stock Ownership Plan for Messrs. Rosso, Lamb, French and Christman, respectively. Subsequently, the options awarded to Messrs. Lamb, French and Christman lapsed under the terms of such plan.

(5) Includes amounts contributed or deferred pursuant to the Corporation's ERISA Excess Plan and/or Retirement Savings Plan during 1996 for the accounts of Messrs. Rosso, Lamb, French and Christman of $59,581, $11,106, $10,202 and $34,998, respectively; and amounts imputed as income for federal income tax purposes under the Corporation's group life insurance plan during 1996 for Messrs. Rosso, Lamb, French and Christman of $21,486, $4,343, $3,854 and $1,178, respectively.

(6) Includes a $169,380 foreign cost-of-living adjustment, which is not included as salary or bonus in computing benefits under other employee benefit plans of the Corporation.

OPTION GRANTS IN 1996

     The following table sets forth the number of shares of Common Stock of the Corporation subject to stock options that were granted during 1996 to the persons named in the Summary Compensation Table and the potential realizable value of such options assuming a 5% and 10% compounded appreciation in the market value of the Common Stock over the term of the option grants.

                               INDIVIDUAL GRANTS

-----------------------------------------------------------------------------------------------------------------------
                                                                                                 POTENTIAL REALIZABLE
                                                                                                   VALUE AT ASSUMED
                                 NUMBER OF          % OF TOTAL                                   ANNUAL RATES OF STOCK
                                   SHARES             OPTIONS                                   PRICE APPRECIATION FOR
                                 UNDERLYING         GRANTED TO      EXERCISE OR                     OPTION TERM(3)
                                  OPTIONS            EMPLOYEES       BASE PRICE    EXPIRATION   -----------------------
           NAME                 GRANTED (1)           IN 1996       PER SHARE(2)      DATE          5%          10%
-----------------------------------------------------------------------------------------------------------------------
Jean-Pierre Rosso                  75,000              28.0%          $53.4375     12/11/2006   $2,512,856   $6,375,263
Steven G. Lamb                     20,000               7.5%           53.4375     12/11/2006      670,095    1,700,070
Theodore R. French                 15,000               5.6%           53.4375     12/11/2006      502,571    1,275,053
Richard M. Christman                6,800               2.5%           53.4375     12/11/2006      227,832      578,024
Richard S. Brennan                  3,000               1.1%           53.4375     12/11/2006      100,514      255,011
-----------------------------------------------------------------------------------------------------------------------

(1) The options in this column consist of non-qualified options granted under the Corporation's Equity Incentive Plan. All of the options were granted on December 11, 1996 and one-third becomes exercisable on each of December 11, 1997, 1998 and 1999. These options provide that a grantee who delivers shares of Common Stock to pay the option exercise price will be granted, upon such delivery and without any further action by the Corporation, an additional option to purchase the number of shares so delivered. These "reload" options are granted at 100% of the fair market value (as defined in the plan) on the date they are granted, become exercisable six months from the grant date and expire coincident with the options they replace. Grantees are limited to ten Reload Stock Options and the automatic grant of such reload options is limited to twice during any one calendar year.

(2) All options were granted at 100% of the fair market value on the date of grant.

(3) The dollar amounts under these columns are the result of calculations for the period from the date of grant to the expiration of the option at the assumed 5% and 10% annual appreciation rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Corporation's Common Stock. No gain to the optionee is possible without an increase in price of the shares underlying the respective options. To realize the potential values set forth in the 5% and 10% columns of this table, the per share market price of the Corporation's Common Stock would be, in each case, 63% and 159%, respectively, above the exercise or base price of the options.

AGGREGATED OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

     The following table sets forth the shares acquired and the value realized on the exercise of options during 1996 and the number and value of unexercised stock options held, as of December 31, 1996, by the persons named in the Summary Compensation Table.

--------------------------------------------------------------------------------------------------------------------------------
                                                                  NUMBER OF SHARES                    VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                           NUMBER OF                               OPTIONS HELD AT                           HELD AT
                            SHARES                                DECEMBER 31, 1996                   DECEMBER 31, 1996(1)
                          ACQUIRED ON        VALUE         ---------------------------------------------------------------------
          NAME             EXERCISE         REALIZED       EXERCISABLE       UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------------------
Jean-Pierre Rosso               --                --         40,581(2)          532,739(3)        $382,714          $14,667,705
Steven G. Lamb               8,000          $216,500          5,100             264,000             61,663            8,298,875
Theodore R. French              --                --         10,432             237,668            232,620            7,552,730
Richard M. Christman           850(4)          6,110(5)       7,698             224,002            200,837            7,314,851
Richard S. Brennan              --                --          1,000              30,000             11,625              799,888
-------------------------------------------------------------------------------------------------------------------------------

(1) Based on the closing stock price on December 31, 1996 of $54.50 per share for the Corporation's Common Stock and $45.125 per share for Tenneco common stock.

(2) Includes options to purchase 15,481 shares of Tenneco common stock granted under the 1994 Tenneco Stock Ownership Plan.

(3) Includes options to purchase 7,739 shares of Tenneco common stock granted under the 1994 Tenneco Stock Ownership Plan.

(4) Represents shares of Tenneco common stock acquired on January 10, 1996 from the exercise of options that were granted under a Tenneco stock option plan.

(5) Represents the value realized on January 10, 1996 from the exercise of options for shares of Tenneco common stock that were granted under a Tenneco stock option plan.

PENSION PLAN

     The Corporation does not maintain a defined benefit pension plan covering United States salaried employees. However, certain of the Corporation's salaried employees in the United States have participated in the Tenneco Inc. Retirement Plan, and certain executive officers and other key employees of the Corporation have participated in the Tenneco Inc. Benefit Equalization Plan and Tenneco Inc. Supplemental Executive Retirement Plan. Case employees ceased to participate in such plans (collectively, the "Tenneco Pension Plan") after the Reorganization; however, they have a fully vested and non-forfeitable interest in their benefits accrued through such date. An employee of the Corporation may not begin to receive benefits from the Tenneco Pension Plan until he separates from service with the Corporation or attains normal retirement age, if earlier. Although employees of the Corporation will not accrue any additional benefits under the Tenneco Pension Plan for service with the Corporation, such service will be counted under the Tenneco Pension Plan for purposes of determining whether a participant has met the requirements for early retirement benefits. As of December 31, 1996, Messrs. Lamb, French and Christman had accrued pension benefits, payable annually as a straight life annuity upon normal retirement, under the Tenneco Pension Plan of $2,960, $8,568 and $51,383, respectively.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     On June 13, 1996, the Corporation and Mr. Rosso amended and restated his employment agreement. The principal provisions of the amended and restated employment agreement included (i) a base annual salary for 1996 of $700,000, subject to future increases as approved by the Compensation Committee; (ii) an annual target bonus which relates to 1996 and subsequent years of not less than base annual salary; (iii) annual target value of stock awards aggregating not less than $1 million; (iv) non-cash compensation and qualified/welfare benefits generally provided to the Corporation's senior executive officers, financial and estate planning benefits, reimbursement for certain educational expenses of his children and a country club membership; (v) minimum pension guarantees of benefits no less than those which would have been provided by a former employer; and (vi) severance benefits of three times his base salary if his employment is terminated within four years of April 1, 1994 (two times his base salary if terminated after the four year period), other than for death, disability or the gross neglect of his duties. If Mr. Rosso resigns voluntarily or retires, he will not be entitled to the severance benefits unless he voluntarily terminates after (a) there is a material reduction or material adverse alteration in the nature of his position, responsibilities or authorities (including the failure to elect and continue to elect Mr. Rosso to the Corporation's Board of Directors); (b) there is a material reduction in his compensation or benefits;
(c) he becomes the holder of a lesser office or title than President and Chief Executive Officer of the Corporation; or (d) his job is relocated to a location which is more than 50 miles from the Corporation's present location. In the event he receives severance, the Corporation will continue to provide him with all the same benefits as in effect prior to termination, his stock options (including Tenneco options) will vest on the date of termination and he will be paid the value of any restricted stock (including Tenneco restricted stock) which he forfeits. In addition, the severance benefit will be included in calculating his minimum pension guarantees. The employment agreement also provides that if any options (including Tenneco options) granted to Mr. Rosso are forfeited upon termination of his employment with the Corporation, he will receive from the Corporation a payment equal to the amount by which the fair market value of the Common Stock exceeds the exercise price of such forfeited options. On March 20, 1997, Mr. Rosso and the Corporation executed a new amended and restated employment agreement to reflect an increase in his base annual salary to $800,000 effective January 1, 1997. On March 5, 1997, the Board authorized the establishment of a trust, the assets of which shall be subject to the Corporation's general creditors, for the purpose of assisting the Corporation in meeting certain unfunded obligations of the Corporation, including the minimum pension guarantee under Mr. Rosso's employment agreement and certain other obligations under the Corporation's Deferred Compensation Plan.

     On March 15, 1996, the Board of Directors authorized the Corporation to enter into Change-in-Control Agreements (the "Severance Agreements") with Messrs. Rosso, Lamb and French. The Severance Agreements will provide severance benefits in the event the executive's employment is terminated by the Corporation for any reason other than cause or by the executive for "good reason" within 12 months following a Potential Change-in-Control or within 36 months following a Change-in-Control, as each such term is defined below. In addition, the Severance Agreements provide severance benefits if the executive voluntarily terminates employment during the 90-day period commencing on the first anniversary of a Change-in-Control. Upon an eligible termination of employment, the executive is entitled to a lump sum cash payment equal to three times his annual base salary, plus an amount equal to three times the greatest of (i) his bonus for the preceding year, (ii) the target bonus for the year of termination, or (iii) the bonus which would otherwise be payable to the executive for the year of termination, plus an amount equal to three times the amount of the Corporation's contribution to the Case Corporation Retirement Savings Plan for the calendar year preceding the year of termination. The executive is also entitled to 36 months of continuing medical insurance, disability income protection, life insurance coverage and death benefits, and perquisites. The Severance Agreements also provide that vesting of all stock awards will accelerate upon a Change-in-Control. If such acceleration is not permitted under the terms of the plans pursuant to which such stock awards were made, and the executive forfeits the award following the Change-in-Control, the executive will receive the value of the forfeited award in cash. If payments under the Severance Agreements would cause the executive to be subject to excise taxes under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the executive will be entitled to an additional payment from the Corporation in the amount of such excise taxes, plus an amount equal to any taxes arising by reason of the additional payment. Mr. Rosso will also be entitled to an additional three years of service in determining the minimum pension guarantee provided under his employment agreement. To the extent that Mr. Rosso receives severance benefits under a Severance Agreement, such benefits will be in lieu of the severance benefits otherwise payable under Mr. Rosso's employment agreement.

     Generally, for purposes of the Severance Agreements, a "Change-in-Control" will be deemed to occur (i) upon the acquisition of 25% or more of the Corporation's voting power or outstanding stock by any party (other than certain related parties), (ii) upon a tender offer pursuant to which the person making the offer owns or has accepted for payment 25% or more of the total voting power of the Corporation's stock, three business days before any such offer is to terminate (unless the offer is withdrawn first) or such person could own, by the terms of the offer plus any shares owned by such person, 50% or more of such total voting power when the offer terminates, (iii) if the Corporation's stockholders approve a merger or consolidation of the Corporation with any other company (unless the Corporation's voting stock continues to represent more than 70% of the combined voting power of the Corporation's or surviving entity's voting stock, or the Corporation's directors continue to constitute at least 50% of the directors of the surviving entity immediately after the merger or consolidation), or (iv) if during any consecutive two-year period, the Board consists of a majority of directors whose nomination for election was not approved by at least two-thirds of the directors then in office who were directors at the beginning of the two-year period or whose nomination was so approved. A "Potential Change-in-Control" will be deemed to occur if (i) any person who is the beneficial owner of 9.5% or more of the voting power of the Corporation's outstanding securities increases its beneficial ownership by 5% or more of the voting power of the Corporation's outstanding securities over the percentage owned on the agreement date, (ii) a tender offer is made for 25% or more of the total voting power of the Corporation's stock, (iii) any person makes a solicitation of proxies for the election of directors who have not been recommended by the Corporation, (iv) the Corporation enters into negotiations with respect to a transaction which would upon consummation constitute a Change-in-Control, or (v) the Board adopts a resolution to the effect that a Potential Change-in-Control has occurred for purposes of the Severance Agreement.

     An executive may terminate employment for "good reason" if (i) there is a significant change in the nature or scope of his duties or a breach by the Corporation of any other provision of the Severance Agreement, (ii) his office is relocated to a location which is more than 50 miles from the location of his present office, (iii) the executive determines that, as a result of the Change-in-Control and circumstances thereafter significantly affecting his position, he is unable to exercise the authorities, power, function or duties associated with his position prior to the Change-in-Control or Potential Change-in-Control, as applicable, or (iv) the Corporation fails to obtain a satisfactory agreement from any successor to assume and perform the Severance Agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICER COMPENSATION

     Case Corporation has achieved outstanding stock price appreciation for its stockholders since becoming a public company. This performance is strongly linked to Case's primary objective of long-term maximization of stockholder value. The Compensation Committee of the Board of Directors has developed executive compensation policies and programs that adhere to this key objective and are clearly aimed at increasing stockholder value. The Compensation Committee is comprised of four outside directors who are also strongly committed to implementing and administering the approved programs in an effective manner. In overseeing the Corporation's executive remuneration program, the Committee bases the program on several principles, as set forth below.

Governing Principles

     The specific governing principles of the Compensation Committee are:

     - Place High Portion at Risk -- The Corporation's executive compensation programs are strongly linked to measured financial performance and place a significant portion of compensation at risk. The actual portion of incentive compensation at risk for a representative sample of executives approximated 66 percent of total compensation.

     - Emphasize Stockholder Value Objective -- The majority of at-risk compensation provided is comprised of long-term, equity-based programs. Consistent with this principle, an executive's net worth depends heavily on appreciation in the value of the Corporation's stock over the long term. Also, officers are required to own stock valued at one to four times base salary, depending on responsibility level.

     - Pay Competitively for Results -- The compensation offered by the Corporation is designed to be competitive with other manufacturing companies, as well as high-performing companies. Total compensation opportunities are emphasized with less focus on the competitive posture of each individual component of compensation.

     - Align Business and Organizational Objectives -- The annual incentive plan is based primarily on measured financial performance, with payouts dependent upon results. Financial performance is linked strongly to key business and organizational objectives which, for 1996, included net income and cash flow.

     Executive officer compensation is also based on performance against non-financial objectives. Executive officers are expected to uphold the fundamental principles embodied in the Corporation's strategic framework and its Statement of Business Conduct. These principles primarily include a commitment to integrity, development of a diverse organization, customer focus and continuous quality improvement. In upholding these non-financial objectives, executives not only contribute to their own success, but also help further the prospering of the business, employees, stockholders and the communities in which they live and work.

General Administration and Compensation Components

     In determining the amount of compensation for the Chief Executive Officer and other executives, the Compensation Committee reviews the results of a compensation survey of selected comparator companies conducted by independent consultants specializing in executive compensation. For 1996, a Peer Group was the primary Comparator Group, with a reference point added using a group of "High-Performing" companies.

The Peer Group

     The Peer Group consisted of 24 manufacturing companies with median annual revenues of approximately $6.5 billion. These companies were chosen because they
(i) operate in a business similar to Case's; (ii) compete for similar types of executives; and (iii) submit their executive compensation data to the database maintained by the consulting firm that conducted the survey.

The High-Performing Group

     The High-Performing Group consisted of 23 manufacturing companies. These companies were chosen because they (i) fit the profile of "high performing" companies as designated by Case and the independent consulting firm; (ii) have an exceptional history of one- to five- year total stockholder return, return on equity, return on assets, return on capital, earnings per share and sales performance; and (iii) compare relatively to Case's strong performance since becoming a public company.

     The survey data above is supplemented with other data sources to assist with the verification of results and benchmarking of best practices. The companies that comprise the above Comparator Groups are not the same companies in the published industry index in the Stock Performance Graph included in this Proxy Statement. The Compensation Committee believes the Corporation's most direct competitors for executive talent are not necessarily all of the companies that would be included in the published industry index established for comparing stockholder returns.

     The key elements of Case's executive compensation program are base salary, annual incentives and long-term incentives. Each are addressed separately below.

Base Salaries

     Base salary levels are established annually based on a review of salary levels for executives in the Comparator Groups. The Corporation attempts to establish base salaries at the 50th percentile of the Peer Group. Since the initial public offering, overall competitiveness for a sample of executive positions has grown close to the 50th percentile.

     Annual increases to base salaries result generally from an individual executive performing in accordance with the Corporation's Performance Alignment Process. The Performance Alignment Process establishes individual work assignments, detailed goals and priorities, and expected leadership behaviors that contribute directly to the achievement of the Corporation's strategic business plan and annual operating plan. The average merit increase made in January 1997 for executives (excluding the Chief Executive Officer) was 3.7 percent based on individual performance. Anticipated merit increases for the Peer Group range from 4.7 percent (median) to 5 percent (average).

     Additionally, as base salary levels in the marketplace are strongly aligned with responsibility level, it is important to note that as the Corporation transitions from a wholly-owned subsidiary to a stand alone, publicly traded company, the responsibilities of a number of positions (i.e., Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) increase greatly. Compensation changes from 1996 to 1997 reflect the result of increasing responsibilities, primarily for these key positions.

     The salary range structure for the entire executive group was adjusted 3 percent for 1997. This compares to 3 percent for the Peer Group.

Annual Incentives

     The Compensation Committee administers the Executive Incentive Compensation Plan, which awards annual performance-based compensation in relation to the achievement of targeted corporate performance goals established at the beginning of the year. For 1996, the financial performance targets were based on the achievement of net income and operating cash flow goals. These performance goals were established to require exceptional performance by executives and employees of the Corporation. The resulting target bonus levels are intended to provide the opportunity to earn the mid-range of pay of the Peer Group, provided performance is at an expected level. Certain individuals may receive compensation above or below this level, depending upon performance.

     At the end of the year, the Compensation Committee approved bonus awards based on the degree of achievement with the target performance goals and judgments regarding each executive's individual performance and contribution to achieving corporate-wide goals. Bonus awards for executives (excluding the Chief Executive Officer) averaged 135 percent of their respective target award levels.

     To further promote the Corporation's philosophy of executive stock ownership, executives can elect to receive all or a part of earned bonuses in shares of Common Stock (subject to restrictions on disposition), discounted from the fair market value by 25 percent. Approximately 82 percent of the executive officers made an election to convert some portion of their bonus into Common Stock.

Long-Term Incentives

     Long-term incentives comprise the largest portion, approximately 47 percent, of the value of an executive's total compensation package (i.e., excluding benefits and perquisites). The Compensation Committee believes that long-term incentives align executive interests with those of stockholders, encourage retention of experienced personnel and create appropriate incentives to maximize stockholder value.

     In determining actual award levels, an executive's level of responsibility, historical award data, individual performance criteria, compensation practices at comparator companies and his/her total compensation package are considered. The targeted amount of annual long-term incentives awarded by the Corporation to its executives is in the mid-range of the Peer Group. For 1996 performance, the Corporation approved awards of 118,700 shares of restricted stock, and granted options to purchase 231,800 shares of Common Stock to its executives.

     Restricted stock awards were made to executive officers in December 1996 and were intended to provide an additional incentive to improve stockholder value and to reward the performance by these individuals in exceeding corporate performance goals established for 1996.

     Stock option grants were made to executive officers in December 1996 to recognize the efforts of each executive officer toward the Corporation exceeding its performance goals established for 1996. Stock option grants were made at fair market value on the date of grant approval and have a ten-year term. The stock options have value only if the stock price appreciates in value from the date the options are granted.

Stock Ownership

     As mentioned by the Governing Principles earlier, the Compensation Committee believes that tying the interests of executives to those of the stockholders results in enhanced stockholder value. In keeping with this principle, the Committee established stock ownership guidelines which require executive officers to retain a multiple of their base salary in shares of Common Stock. Higher levels of management employees are required to maintain a larger multiple. Executive officers must own 50 percent of their specified multiple by December 1997, 75 percent by December 1998, and 100 percent by December 1999. Therefore, guideline multiples were set based on benchmarking stockholder value-focused companies. Hence, guideline multiples are consistent with these leading-edge companies.

Chief Executive Officer Compensation

     Mr. Rosso was paid a base salary of $700,000 in 1996. Overall, the Compensation Committee believes that the Corporation's performance for 1996 was excellent. Actual financial performance exceeded goals set at the beginning of the year.

     This performance under Mr. Rosso's capable and effective leadership was the basis for formulating his annual bonus and restricted stock grant for 1996. Accordingly, Mr. Rosso received an annual bonus of $1,100,000. Mr. Rosso elected to receive 50 percent of his 1996 bonus in Common Stock, discounted by 25 percent from the fair market value in accordance with the Corporation's Equity Incentive Plan. This election resulted in 9,271 shares of Common Stock which are subject to restrictions on disposition until July 8, 1997. Mr. Rosso's restricted stock award and option grant for 1996 as previously described above in this Proxy Statement are consistent with his employment contract and are designed to provide him with an additional incentive to enhance stockholder value.

     In order to encourage continued stock ownership by the Corporation's Chief Executive Officer, Mr. Rosso's stock ownership multiple is equal to four times his base salary.

Policy With Respect to the $1 Million Deduction Limit

     Section 162(m) of the Code limits the Corporation's deduction for compensation paid to the Chief Executive Officer and the four other most highly compensated individuals to $1 million unless certain requirements are met. The policy of the Corporation and the Board Committees having compensation responsibilities is to establish and maintain a compensation program which will optimize the deductibility of compensation. The Corporation, however, reserves the right to use its judgment, where merited by the need for flexibility to respond to changing business conditions or by an individual's performance, to authorize compensation which may not, in a specific case, be fully deductible by the Corporation.

Conclusion

     The Compensation Committee believes these executive compensation policies and practices serve the interest of stockholders and the Corporation effectively. The various compensation programs offered are appropriately balanced to provide increased motivation for executive officers to contribute to the Corporation's overall future successes, thereby increasing the value of the Corporation for the stockholders' benefit.

     We will continue to monitor the effectiveness of the Corporation's total compensation program to meet the ongoing needs of the Corporation.

     COMPENSATION COMMITTEE

     Gerald Rosenfeld (Chairman)
     Mark Andrews
     Jeffery T. Grade
     Theodore R. Tetzlaff

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, Messrs. Andrews, Grade, Rosenfeld and Tetzlaff (none of whom was or had been an officer or employee of the Corporation or any of its subsidiaries) served on the Corporation's Compensation Committee.

     Except as set forth below, there were no interlocks or insider participation with other companies within the meaning of the SEC's proxy rules during 1996.

     During 1996, the Corporation and its subsidiaries engaged the law firm of Jenner & Block for legal services. Mr. Tetzlaff, a director of the Corporation, is a partner of Jenner & Block. The Corporation intends to engage Jenner & Block for similar services during 1997. Pursuant to an agreement with the Corporation, Mr. Tetzlaff has agreed to devote whatever time is necessary to attend to the responsibilities as a director of the Corporation and will not receive from Jenner & Block any part of the fees paid by the Corporation to that firm during the period he serves as a director.

     During 1996, the Corporation and its subsidiaries engaged the investment banking firm of Lazard Freres & Co. LLC for advisory services. Mr. Rosenfeld, a director of the Corporation, is a Managing Director of Lazard Freres. The Corporation may engage Lazard Freres or its affiliates for similar services during 1997.

     During 1996, Mr. Andrews, a director of the Corporation, was indebted to Case Credit Corporation, a subsidiary of the Corporation, as a result of five loans for the financing of various pieces of agricultural equipment purchased from an independent dealer in 1993, 1995 and 1996 for use in his farming business. Two loans bear interest at a rate of 5.9% per year and three loans bear interest at a rate of 8.5% per year, each with varying terms of up to 60 months, and mature on August 12, 1998, November 1, 1998, April 26, 1999, July 1, 1999, and December 15, 1999, respectively. The highest aggregate amount of indebtedness outstanding under such loans since the beginning of 1996 was $279,442. As of December 31, 1996, $243,654 was outstanding under such loans. In addition, Mr. Andrew's farm used prototype agricultural equipment of the Corporation for test purposes during 1996.

     All such transactions discussed above involving Messrs. Tetzlaff, Rosenfeld and Andrews were in the ordinary course of business.

                ------------------------------------------------
                         STOCK PRICE PERFORMANCE GRAPH
                ------------------------------------------------

     The following performance graph compares the semiannual changes, for the period indicated, in the Cumulative Total Return on an investment in the Common Stock of the Corporation with (i) the Standard & Poor's 500 Stock Index (the "S&P 500") and (ii) the Standard & Poor's Machinery (Diversified) Stock Index (the "Peer Group").

     The comparison reflects the investment of $100 on June 30, 1994, and the reinvestment of dividends, in each of the Corporation's Common Stock, the S&P 500 and the Peer Group. "Cumulative Total Return" on a share of Common Stock of the Corporation, the S&P 500 and the Peer Group is measured by dividing (a) the sum of (i) the cumulative amount of dividends for the period of June 30, 1994 through December 31, 1996 (assuming the reinvestment of dividends over such period), and (ii) the difference between the price of a share of Common Stock of the Corporation, the S&P 500 and the Peer Group, respectively, at June 30, 1994, and each semiannual date through December 31, 1996, by (b) the price of a share of such Common Stock, the S&P 500 and the Peer Group, respectively, at June 30, 1994.

                                   [CHART]


        MEASUREMENT PERIOD                  CASE              S&P 500            PEER GROUP
       (FISCAL YEAR COVERED)
6/30/94                                   100.00              100.00              100.00
12/31/94                                  114.00              105.00              103.00
6/30/95                                   159.00              126.00              126.00
12/31/95                                  245.00              144.00              127.00
6/30/96                                   258.00              159.00              145.00
12/31/96                                  293.00              177.00              158.00

     The stock price performance shown on this graph is not necessarily indicative of the future stock price performance of the Corporation's Common Stock.

           ---------------------------------------------------------
                     CERTAIN RELATIONSHIPS AND TRANSACTIONS
           ---------------------------------------------------------

     In July 1995, the Corporation extended to Mr. Lamb, the Executive Vice President and Chief Operating Officer of the Corporation, an interest-free loan of $150,000 for the purchase of his residence upon returning to the United States from an overseas assignment. The loan is payable in ten equal installments, beginning on December 31, 1995, and ending on December 31, 2004. The amount presently outstanding under such loan is $120,000. In March 1996, the Corporation extended to Mr. French, the Senior Vice President and Chief Financial Officer of the Corporation, a $150,000 credit facility on the same terms for the purchase of a residence. The amount presently outstanding under such facility is $135,000.

     Mr. Brennan, the General Counsel and Secretary of the Corporation, is also a partner of Mayer, Brown & Platt, and is compensated under an arrangement whereby any salary and bonus paid by the Corporation is paid to him by the Corporation through that law firm. The compensation for Mr. Brennan reflected in the Summary Compensation Table represents the amount paid by the Corporation to Mayer, Brown & Platt in

1996 for Mr. Brennan's services. The Corporation and its subsidiaries engaged Mayer, Brown & Platt for legal services during 1996, and the Corporation and its subsidiaries intend to retain such firm for similar such services during 1997. In 1996, the amount paid or accrued by the Corporation to Mayer, Brown & Platt was approximately $3.5 million for legal fees and expenses, not including the compensation paid to Mr. Brennan reflected on the Summary Compensation Table. Pursuant to an agreement with the Corporation, Mr. Brennan will not receive from Mayer, Brown & Platt any part of the fees paid by the Corporation to that firm during the period he serves as General Counsel and Secretary.

     Following the Reorganization, Tenneco continued to own approximately 21% of the Corporation's Common Stock as of January 1, 1996. Three of the Corporation's directors during 1996, Peter Menikoff (who did not stand for reelection at the 1996 Annual Meeting), and Messrs. Mead and Tetzlaff are executive officers of Tenneco, and two of the Corporation's directors during 1996, Messrs. Mead and Andrews, are directors of Tenneco. On March 13, 1996, Tenneco divested all of its remaining Common Stock in an underwritten public offering. In connection with certain agreements entered into at the time of the Reorganization, the Corporation paid the registration fee and other expenses related to such sale of Common Stock of approximately $760,000.

     In 1996, the amount paid or accrued by the Corporation and its subsidiaries to Tenneco and its subsidiaries was approximately $9.1 million, including approximately $4 million for products purchased in the ordinary course of business and corporate overhead and other expenses arising from the Corporation's prior affiliation with Tenneco, and approximately $5.1 million for the settlement of certain intercompany balances between the Corporation and Tenneco. The Corporation and its subsidiaries received in 1996 from Tenneco and its subsidiaries approximately $6.5 million for the servicing of retail receivables retained by Tenneco in connection with the Reorganization. Subsequent to November 30, 1996, such retail receivables were sold by Tenneco in an asset-backed securitization transaction.

     In January 1996, the Corporation repurchased all of its 10 1/2% Senior Subordinated Notes due 2002 (the "Subordinated Notes") having a principal value of approximately $277.5 million. The Subordinated Notes were issued to a subsidiary of Tenneco as part of the consideration for the acquisition of the Case Business. Pursuant to an agreement between the Corporation, Tenneco, Tenneco Equipment Corporation and an affiliate of CS First Boston Corporation, the Corporation acquired the Subordinated Notes for approximately $313.6 million, reflecting the approximate current value of the Subordinated Notes, from an affiliate of CS First Boston Corporation, which had first purchased the Subordinated Notes from Tenneco Equipment Corporation.

          -----------------------------------------------------------
           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
          -----------------------------------------------------------

     Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Corporation to examine its consolidated financial statements for the year 1997 and has determined that it would be desirable to request that the stockholders approve such appointment.

     Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

     In the event that the appointment of Arthur Andersen LLP is not approved, then the Audit Committee and the Board of Directors will consider such a vote as advice to select other independent accountants for 1998, rather than 1997, because of the difficulty and expense involved in changing independent accountants on short notice.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
   THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                          ---------------------------
                                 OTHER MATTERS
                          ---------------------------

VOTING OF SHARES

     The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the proxies named in the Proxy to vote all Proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters pursuant to discretionary authority granted in the Proxy.

     Proxies will be voted on the proposals referred to thereon, and presented at the Annual Meeting, in accordance with the stockholder's specifications marked thereon. Stockholders are encouraged to specify their choices on matters to be voted upon. If no specification is made with respect to any such proposal, a Proxy will be voted as to such proposal in accordance with the recommendation of the Board of Directors set forth above in this Proxy Statement. A Proxy may be revoked at any time before it is voted at the meeting by voting in person or by delivering a later dated proxy or a written notice of revocation to the Secretary of the Corporation so as to be received by the Secretary prior to the vote.

     The Corporation's By-Laws require that a majority of the shares entitled to vote at the Annual Meeting of Stockholders be present, in person or by Proxy, to establish a quorum. Shares abstaining with regard to a matter to be presented to the stockholders constitute part of the quorum present with respect to such matter; however, shares for which voting power has been withheld, such as broker non-votes, do not constitute part of the quorum present with respect to such matter. Consequently, the number of shares representing the quorum present for the meeting may be greater than the shares present for action on a particular proposal. If a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the election of directors since directors are elected by a plurality of the votes cast. However, approval of the appointment of the Corporation's independent public accountants will require the affirmative vote of the holders of shares of Common Stock representing more than 50% of the voting power of shares represented at the meeting in person or by Proxy and entitled to vote on the matter. As a result, shares which abstain from voting will count as votes against such appointment and broker non-votes will have no effect on the outcome.

PROXY SOLICITATION EXPENSE

     The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and the Corporation expects to reimburse such parties for their charges and expenses. Georgeson & Co. Inc., New York, New York, has been retained to assist the Corporation in the solicitation of proxies at a fee estimated not to exceed $7,000.

STOCKHOLDER PROPOSALS

     Stockholder proposals must be received by the Corporation by December 5, 1997 and must otherwise comply with the rules of the SEC to be included in the Corporation's Proxy Statement and form of proxy for the Corporation's 1998 Annual Meeting of Stockholders.

     Stockholder proposals not included in the Corporation's Proxy Statement must comply with the advance notice procedure set forth in the Corporation's By-Laws to be properly considered at an annual meeting of stockholders. This procedure requires that such proposals be submitted in writing to the Secretary of the Corporation, together with other related information required by the Corporation's By-Laws, not less than 50 days nor more than 75 days prior to the date of such annual meeting of stockholders; provided, however, that in the event that less than 65 days' notice or public disclosure of the date of the annual meeting is given or made to stockholders, a stockholder's notice will be timely if received not later than the close of business on the 15th day after the day on which such notice or public disclosure was given or made.

                                           By order of the Board of Directors

                                                   RICHARD S. BRENNAN
                                                        Secretary
Racine, Wisconsin
April 4, 1997

                            NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                                 ANNUAL MEETING
                                OF STOCKHOLDERS
                                  MAY 14, 1997

                                CASE CORPORATION
                   700 STATE STREET, RACINE, WISCONSIN 53404

                                   CASE LOGO

CASE CORPORATION


1997 ANNUAL MEETING OF STOCKHOLDERS                             [CASE LOGO]
PROXY/VOTING INSTRUCTION CARD

The undersigned hereby appoints Jean-Pierre Rosso, Richard S. Brennan, and Kevin
J. Hallagan, and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Case Corporation held of record by the undersigned at the close of business on March 21, 1997 and entitled to vote at the Annual Meeting of Stockholders of Case Corporation to be held at the Roma Lodge, 7130 Spring Street, Racine,
Wisconsin, at 9:00 a.m., Racine time, on May 14, 1997, or at any adjournment thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

                             Director Nominees:

        Pei-yuan Chia        Katherine M. Hudson        Jean-Pierre Rosso
        Jeffery T. Grade     Dana G. Mead               Theodore R. Tetzlaff
        Thomas R. Hodgson    Gerald Rosenfeld           Thomas N. Urban

This card also constitutes directions to the Trustee of the Case Corporation Retirement Savings Plan by participants in such plan.
                                                                _____________
                                                                |SEE REVERSE|
                                                                |   SIDE    |
                                                                |___________|


                          - FOLD AND DETACH HERE -

      PLEASE MARK YOUR
  X   VOTE AS IN THIS
      EXAMPLE.
      This Proxy is solicited by the Board of Directors.  When properly executed, it will be voted in the manner directed.  If no direction is given, this Proxy will be voted FOR all of the Board of Directors' nominees and FOR proposal 2.

------------------------------------------------------------------------------------------------------------------------------------
                          The Board of Directors recommends a vote FOR its nominees and FOR proposal 2.
------------------------------------------------------------------------------------------------------------------------------------

                     FOR    WITHHELD                              FOR   AGAINST  ABSTAIN
1.  Election of                           2. Approval of Arthur                              3.  In the Discretion of the Proxies
    Directors        / /      / /            Andersen LLP as      / /    / /      / /            named herein, the Proxies are
    (see reverse)                            Independent Public                                  authorized to vote upon other
                                             Accountants                                         matters as may properly come
                                                                                                 before the meeting.
FOR all nominees except:


----------------------------------------------------

                                                                                    The signer hereby revokes all Proxies heretofore
                                                                                    given by the signer to vote at said meeting or
                                                                                    any adjournments thereof.

                                                                                    NOTE:  Please sign exactly as name appears
                                                                                           hereon.  Joint owners should each sign.
                                                                                           When signing as attorney, executor,
                                                                                           administrator, trustee or guardian,
                                                                                           please give full title as such.


                                                                                    ------------------------------------------------



                                                                                    ------------------------------------------------
                                                                                    SIGNATURE                                DATE

                                                     - FOLD AND DETACH HERE -
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[CASE LOGO]                                                  THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.

                        FOR ASSISTANCE IN THESE AREAS:

- DIVIDEND CHECKS - ADDRESS CHANGES - LEGAL TRANSFERS

- CONSOLIDATION OF ACCOUNTS - ELIMINATE MULTIPLE ACCOUNTS FOR
  ONE HOLDER AND CERTAIN DUPLICATE STOCKHOLDER MAILINGS GOING
  TO ONE ADDRESS. (Dividend checks, annual reports and proxy materials would continue to be mailed to each stockholder.)

          JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                       (800) 519-3111 OR (201) 324-1225
                                 OR WRITE TO:
                   FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                P.O. BOX 2500
                      JERSEY CITY, NEW JERSEY 07303-2500